Exhibit 99.1

NEWS RELEASE

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     PROMOTORA VALLE HERMOSO, INC.
APPROVING SEVERAL CORPORATE ACTIONS

Oviedo, FL, July 19, 2007 – Promotora Valle Hermoso (“PVLH”) (OTCBB: PVLH.OB) announced its 1:30 Reverse Split was approved by PVLH’s Board of Directors and Shareholders. The Reverse Split is to become effective when the Amended and Restated Articles of Incorporation are filed with the Secretary of State of the State of Colorado following the expiration of the 20-day period mandated by Rule 14c of the Securities Exchange Act of 1934.

When the reverse split becomes effective, each share of common stock will automatically become one-thirtieth of a share of common stock. No fractional shares will be issued in connection with the reverse stock split. Instead, shareholders holding less than 30 shares of pre-split common stock will receive 1 share of post-split common stock.

Additional information regarding the 1-for-30 reverse stock split and the other matters as well as a copy of Promotora’s Amended and Restated Articles of Incorporation can be found in Promotora’s Definitive Proxy Statement on Schedule 14A which was dated and filed with the U.S. Securities Exchange Commission on July 2, 2007 via the SEC’s EDGAR database located at www.sec.gov.

Once the stock split becomes effective no sooner than twenty days thereafter when the necessary state filing is made, shareholders may tender their old shares Pacific Stock Transfer, our transfer agent, for new shares as provided for in the Information Statement. Also, once the Information Statement is distributed, the OTC Bulletin Board will issue the Company, before the stock split takes effect, a new ticker symbol under which the new shares will trade.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of PVLH and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, and concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Hybrid is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.